Exhibit 10.5

EMPLOYMENT AGREEMENT FOR GLEN T. KARAN

THIS AGREEMENT (the “Agreement”) is made effective as of December 20, 2004 (the “Effective Date”), between FreightCar America, Inc., a Delaware corporation (the “Company”), and Glen T. Karan (the “Executive”).

WHEREAS, the Company and its subsidiaries are engaged in the business of designing, manufacturing and selling railroad freight cars (such business hereinafter referred to as the “Business”); and

WHEREAS, the Executive, as a result of training, expertise and personal application over the years, has acquired and will continue to acquire considerable and unique expertise and knowledge which are of substantial value to the Company in the conduct, management and operation of its Business; and

WHEREAS, the Executive currently serves as the Vice President, Planning and Administration of the Company and as an officer of certain of the Company’s subsidiaries, and the Company desires to continue the employment and service of the Executive in such capacities and is willing to provide the Executive with certain benefits in the event of the termination of the Executive’s employment with the Company; and

WHEREAS, the Company considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel; and

WHEREAS, the Board of Directors of the Company (the “Board”) considers it desirable to prepare for and make an initial public offering of the common stock of the Company (an “IPO”); and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to the successful completion of an IPO;

NOW THEREFORE, in consideration of the continued employment of the Executive by the Company and the benefits to be derived by the Executive hereunder, and of the Executive’s agreement to continued employment by the Company as provided herein, the parties mutually agree as follows:

1. Employment. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein.

2. Term. The employment of the Executive by the Company pursuant to this Agreement will continue as of the Effective Date and shall expire on the third anniversary of the Effective Date (the “Term”), unless extended, as set forth below, or otherwise terminated pursuant to the provisions of this Agreement; provided, however, that commencing on the first anniversary from the Effective Date and on each anniversary thereafter, the Term of this Agreement shall automatically be extended for one additional year unless, not later than 90 days prior to such anniversary, the Executive or the Company shall have given notice in writing that he or it does not wish to extend this Agreement; and provided further, if a Change in Control (as defined below) shall have occurred during the Term, this Agreement shall continue in effect and the Term shall be extended until at least the later of the second anniversary of such Change in Control or, if such Change in Control shall be caused by the shareholder approval of a merger or consolidation described in (b) below, the second anniversary of the consummation of such merger or consolidation.

A “Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(a) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding securities; or

(b) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (i) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 65% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

(c) For purposes of this Agreement, “Beneficial Owner” shall have the meaning defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(d) For purposes of this Agreement, “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used herein; however, a Person shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

3. Position and Duties. The Executive shall serve as the Vice President, Planning and Administration of the Company and as an officer of such of the Company’s subsidiaries as the Company shall reasonably request, and shall have such responsibilities, duties and authority as are customarily associated with such offices. Specifically, the Executive shall be responsible for Johnstown office administration, Company-wide salaried employee administration, human resources, employee benefits, union contract administration including pension trusts, strategic and business planning, insurance programs and risk management. The Executive shall report to the Company’s President.

4. Place of Performance. In connection with the Executive’s employment by the Company, the Executive shall be based at the offices of the Company in Johnstown, Pennsylvania, except for required travel on the Company’s business to the extent consistent with Company practices prior to the date hereof.

5. Compensation and Related Matters. As compensation and consideration for the performance by the Executive of the Executive’s duties, responsibilities and covenants pursuant to this Agreement, the Company will pay the Executive and the Executive agrees to accept in full payment for such performance the amounts and benefits set forth below.

(a) Base Salary. During the period beginning August 1, 2004, and continuing through the Executive’s employment hereunder, the Company shall pay to the Executive an annual base salary (“Base Salary”) at a rate of $200,000, such Base Salary to be paid in substantially equal installments no less frequently than monthly. The President, or such committee of the Board as is responsible for setting the compensation of senior executive officers, shall review the Executive’s performance and Base Salary annually, and determine whether to adjust the Executive’s Base Salary on a prospective basis. Such adjusted annual salary then shall become the Executive’s “Base Salary” for purposes of this Agreement. The Executive’s annual Base Salary shall not be reduced after any increase, without the Executive’s consent.

Compensation of the Executive by Base Salary payments shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit plan of the Company or any of the Company’s subsidiaries or affiliates. The payment of Base Salary shall not in any way limit or reduce any other obligation of the Company hereunder or under any other compensation or benefit plan or agreement under which the Executive is entitled to receive payments or other benefits from the Company or any of the Company’s subsidiaries or affiliates, and no other compensation, benefit or payment hereunder or under any other compensation or benefit plan or agreement under which the Executive is entitled to receive payments or other benefits from the Company shall in any way limit or reduce the obligation of the Company to pay the Executive’s Base Salary hereunder.

(b) Bonus. During the term of the Executive’s employment hereunder, the Executive shall participate in all management incentive plans made generally available to executives of the Company in comparable positions (the “Bonus Plans”). Subject to this Agreement and to the rules and regulations governing the Bonus Plans that are communicated in writing to the Executive from time to time, the Executive agrees that the actual award of any cash bonus pursuant to a Bonus Plan may, pursuant to the terms of such plan, be subject to the achievement of certain financial goals by the Company and/or certain personal performance goals established for the Executive with respect to any period for which a cash bonus may be paid pursuant to a Bonus Plan. The Company also shall pay the Executive a bonus of $150,000, within 5 business days of, and contingent upon, his execution of this Agreement.

(c) Equity Compensation. The Company has granted the Executive the option to purchase sixty-eight (68) shares of the Company’s common stock and preferred stock, as a unit (which is one-half of one percent (0.5%) of the Company’s stock on a fully-diluted basis) pursuant to the terms of the applicable stock option agreement (the “Option”). Upon the exercise of the Option, the Company shall reimburse the Executive (or his estate in the event of exercise after the Executive’s death) for the lesser of (i) $115,000, or (ii) the full amount of federal, state and other taxes payable by the Executive (or his estate) solely as a result of his exercise of the Option.

(d) Expenses. During the Term of the Executive’s employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable travel and entertainment expenses or other out-of-pocket business expenses incurred by the Executive during the Term in fulfilling the Executive’s duties and responsibilities hereunder, including all expenses of travel and living while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

(e) Benefits and Perquisites. During the Term of the Executive’s employment hereunder, the Executive shall be entitled to participate in or receive benefits under any employee benefit plan, arrangement or perquisite made available by the Company at any time during his employment hereunder to its executive employees (collectively the “Benefit Plans”), including without limitation each qualified or non-qualified retirement, thrift or profit sharing plan, group life insurance and accident plan, medical and dental insurance plans, and disability plan, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, arrangements and perquisites; provided, however, that the Company may change a plan in which executives of the Company participate, including termination of any such plan, arrangement or perquisite, if it does not result in a proportionately greater reduction in the rights of or benefits to the Executive as compared with any other executive of the Company or is required by law or a technical change. Nothing paid to the Executive under any plan, arrangement or perquisite presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary payable to the Executive pursuant to paragraph (a) of this Section 5. Any payments or benefits payable to the Executive under this Section 5 in respect of any year during which the Executive is employed by the Company for less than the entire such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such year during which he is so employed.

(f) Vacations. During his employment hereunder, the Executive shall be entitled to paid vacation in each calendar year, determined in accordance with the Company’s vacation policy. The Executive shall also be entitled to all paid holidays and personal days given by the Company to its executive employees.

6. Termination. The Executive’s employment hereunder may be terminated under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. If, in the written opinion of a qualified physician selected by the Company, the Executive shall become unable to perform his duties hereunder with reasonable accommodation due to physical or mental illness that continues for one year, the Company may terminate the Executive’s employment hereunder.

(c) Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon:

(i) the willful and continuous neglect or refusal to perform the Executive’s duties or responsibilities, or the willful taking of actions (or willful failure to take actions) that materially impair the Executive’s ability to perform his duties or responsibilities, and which in each case continues after being brought to the attention of the Executive (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination (as defined in subsection (f) hereof); or

(ii) any act by the Executive that constitutes gross negligence or willful misconduct in the performance of his duties hereunder, the violation of the code of ethics adopted by the Company pursuant to the Sarbanes-Oxley Act, or the conviction of the Executive for any felony, in each case that is materially and manifestly injurious to the Company and that is brought to the attention of the Executive in writing not more than thirty days from the date of its discovery by the Company.

For purposes of this subsection (c), no act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith or without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause without (1) reasonable written notice to the Executive specifying in detail the specific reasons for the Company’s intention to terminate for Cause, (2) an opportunity for the Executive, together with his counsel, to be heard before the Company’s Board of Directors, (3) with respect to actions or inaction specified in paragraph (i) above, a reasonable opportunity for the Executive to cure the action or inaction specified by the Company, and (4) delivery to the Executive of a Notice of Termination, as defined in subsection (g) hereof.

(d) Good Reason. The Executive may terminate his employment hereunder for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any of the following circumstances, unless such circumstances are fully corrected prior to the Date of Termination (as defined in subsection (g) of this Section 6) specified in the Notice of Termination (as defined in subsection (f) of this Section 6) given in respect thereof: (i) a material change in the Executive’s position, duties, responsibilities (including reporting responsibilities) or authority (except during periods when the Executive is unable to perform all or substantially all of the Executive’s duties and/or responsibilities on account of the Executive’s illness (either physical or mental) or other incapacity), which, in the Executive’s reasonable judgment, represent an adverse change, (ii) a reduction in either the Executive’s Base Salary or level of participation in any Bonus Plans for which he is eligible under Section 5(b) hereof, (iii) an elimination or reduction of the Executive’s participation in any Benefit Plans generally available to employees at the Executive’s level, except as otherwise permitted herein, (iv) any purported termination by the Company of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of subsection (f) of this Section 6 (and for purposes of this Agreement no such purported termination shall be effective), or (v) the Company gives the Executive written notice under Section 2 that it does not wish to extend the Agreement. The Executive’s right to terminate employment pursuant to this subsection shall not be affected by the Executive’s incapacity due to physical or mental illness.

(e) One Year Anniversary. At any time after the one year anniversary of the Effective Date, the Executive may voluntarily terminate his employment hereunder on a date specified in the Notice of Termination which must be at least ninety (90) days after the later of the Notice of Termination and the one year anniversary of the Effective Date.

(f) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than a termination pursuant to subsection (a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(g) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated pursuant to subsection (a) above, the date of his death, (ii) if the Executive’s employment is terminated pursuant to subsection (b) above, thirty days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such thirty day period), (iii) if the Executive’s employment is terminated pursuant to subsection (c) or (d) above, the date specified in the Notice of Termination which, in the case of a termination for Cause shall be the date such Notice of Termination is given (or such later date as provided therein), and in the case of a termination for Good Reason shall not be less than twenty (20) nor more than thirty (30) days from the date such Notice of Termination is given, (iv) if the Executive’s employment is terminated pursuant to subsection (e) above, the date specified in the Notice of Termination, which must be at least ninety (90) days after the later of the Notice of Termination and the one year anniversary of the Effective Date, or (v) if the Executive terminates his employment and fails to provide written notice to the Company of such termination, the date of such termination; provided, however, that if within fifteen (15) days after any Notice of Termination is given or, if later, prior to the Date of Termination (as determined without regard to this proviso), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, then the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); and provided, further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the foregoing, if the dispute is resolved in favor of the Company, the Date of Termination shall not be deemed to have been extended for purposes of this Agreement. If the Date of Termination is extended by a notice of dispute, the rights and the obligations of the parties upon a final determination shall be governed by the terms of this Agreement, regardless of whether the Agreement otherwise remains in effect on the date of such final determination. Notwithstanding the pendency of any such dispute, the Company will continue to pay to the Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given and the Executive shall, at the Company’s request, continue to perform his obligations hereunder, in each case, until the dispute is finally resolved in accordance with this subsection.

If the Company elects not to have the Executive continue to perform his obligations hereunder during the pendency of such dispute, and the Company prevails in such dispute, then the Executive shall promptly return to the Company any monies (or the value of any benefits) received with respect to service performed by him after the originally stated Date of Termination to which the Executive would not have been otherwise entitled.

7. Compensation Upon Termination, Death or During Disability. Upon the Executive’s employment termination, the Executive will be entitled to payments and benefits under only one of the following paragraphs. The obligations of the Company to make payments and provide benefits under this Section 7 shall survive the termination of this Agreement. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 7 be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

(a) During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, the Executive shall continue to receive his full Base Salary and other benefits at the rate then in effect for such period (offset by any payments to the Executive received pursuant to disability benefit plans maintained by the Company) until his employment is terminated pursuant to Section 6(b) hereof, and upon such termination, the Company shall pay all other unpaid amounts, if any, to which the Executive is entitled as of such Date of Termination, including (i) any expenses owed pursuant to Section 5(c) (which amounts shall be paid in a lump sum within 10 days of such Date of Termination), (ii) all Base Salary accrued and unpaid as of the Date of Termination, (iii) any unpaid accrued vacation, (iv) amounts under any compensation or benefit plan or program of the Company, at the time, if any, such payments are payable to the Executive under the terms of such plan in light of the circumstances in which such termination occurred, and (v) a pro rated bonus amount determined by multiplying the target annual bonus set for the Executive with respect to the fiscal year in which the Date of Termination occurs by a fraction that is the number of days the Executive worked in the fiscal year over 365, and the Company shall, thereafter, have no further obligations to the Executive under this Agreement.

(b) If the Executive’s employment is terminated by his death, the Company shall within ten days following the date of the Executive’s death, (i) pay any amounts due to the Executive under Section 5 through the date of his death and (ii) pay to the Executive’s legal representative (A) any death benefits provided under any Benefit Plan in accordance with their terms and (B) all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination, including any expenses owed pursuant to Section 5(c) (which amounts shall be paid in a lump sum within 10 days of such Date of Termination), all Base Salary accrued and unpaid as of the Date of Termination, any unpaid accrued vacation, amounts under any compensation or benefit plan or program of the Company, at the time, if any, such payments are payable to the Executive under the terms of such plan in light of the circumstances in which such termination occurred, and a pro rated bonus amount determined by multiplying the target annual bonus set for the Executive with respect to the fiscal year in which the Date of Termination occurs by a fraction that is the number of days the Executive worked in the fiscal year over 365, and the Company shall, thereafter, have no further obligations to the Executive under this Agreement.

(c) If the Executive’s employment is terminated by the Company for Cause or by the Executive for other than Good Reason, the Company shall pay the Executive his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination, including (i) any expenses owed pursuant to Section 5(c) (which amounts shall be paid in a lump sum within 10 days of such Date of Termination), (ii) all Base Salary accrued and unpaid as of the Date of Termination, (iii) any unpaid accrued vacation, and (iv) amounts under any compensation or benefit plan or program of the Company, at the time, if any, such payments are payable to the Executive under the terms of such plan in light of the circumstances in which such termination occurred, and the Company shall, thereafter, have no further obligations to the Executive under this Agreement.

(d) If (A) in breach of this Agreement, the Company shall terminate the Executive’s employment (it being understood that a purported termination pursuant to Section 6(b) hereof or Section 6(c) hereof that is disputed and finally determined not to have been proper shall be a termination by the Company in breach of this Agreement) or (B) the Executive shall terminate his employment for Good Reason, then the Company shall provide the following payments and benefits (collectively, the “Severance Payments”):

(i) the Company shall pay the Executive his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination including (A) any expenses owed pursuant to Section 5(c) (which amounts shall be paid in a lump sum within 10 days of such Date of Termination), (B) any unpaid accrued vacation, and (C) amounts under any compensation or benefit plan or program of the Company, at the time such payments are payable to the Executive under the terms of such plan in light of the circumstances in which such termination occurred; and

(ii) in lieu of any further Base Salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay to the Executive within ten days of the Date of Termination, a lump sum amount equal to the product of (1) the sum of (a) the Executive’s annual Base Salary rate in effect as of the date Notice of Termination is given and (b) the greatest of (i) the Executive’s guaranteed annual bonus (if any) with respect to the fiscal year in which the Date of Termination occurs, (ii) the target annual bonus which may become payable to the Executive with respect to the fiscal year in which the Date of Termination occurs, (iii) the annual bonus payments made to the Executive with respect to the fiscal year immediately prior to the fiscal year in which the Date of Termination occurs and (iv) the average of the annual bonus payments made to the Executive with respect to the three fiscal years immediately prior to the fiscal year in which the Date of Termination occurs (or such shorter period as the Executive has been employed by the Company) multiplied by (2) the number three; and

(iii) notwithstanding any provision of the Company’s annual incentive plans, the Company shall pay to the Executive a lump sum amount, in cash, within 5 business days of the Date of Termination, equal to the sum of (a) any annual incentive compensation that has been allocated or awarded to the Executive for the completed fiscal year preceding the Date of Termination but has not yet been paid (pursuant to clause (i) above or otherwise), and (b) the difference between (1) a pro rata portion to the Date of Termination of the value of any annual contingent incentive compensation award to the Executive for an uncompleted fiscal year calculated by multiplying the applicable target bonus thereunder by a fraction the numerator of which shall be the number of days the Executive was employed during such fiscal year and the denominator of which shall be 365, and (2) the amount of any annual incentive compensation award the Company has already paid to the Executive for the uncompleted fiscal year; and

(iv) the Company shall at its own cost continue the participation of the Executive for a period of three years, in all medical, life and other employee “welfare” benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination provided that the Executive’s continued participation is provided under the general terms and provisions of such plans and programs as in effect on the date of such Termination. In the event that the Executive’s participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred;

(v) the Company shall pay the Executive a cash amount equal to the present value of the additional pension benefit the Executive would have accrued under the Company’s qualified defined benefit pension plan of the Company had remained employed with the Company for an additional three years of service; and

(vi) if the Company shall fulfill its obligations to the Executive pursuant to this Section 7(d) then the Company shall, thereafter, have no further obligations to the Executive under this Agreement.

(e) At any time after the one year anniversary of the Effective Date and in accordance with Section 6(e) and (g), the Executive may voluntarily terminate his employment with the Company upon ninety (90) days written notice, and the Company will:

(i) Continue paying the Executive’s Base Salary until the second anniversary of the Date of Termination;

(ii) Pay the Executive the greatest of (A) the Executive’s guaranteed annual bonus (if any) with respect to the fiscal year in which the Date of Termination occurs, (B) the target annual bonus which may become payable to the Executive with respect to the fiscal year in which the Date of Termination occurs, (C) the annual bonus payments made to the Executive with respect to the fiscal year immediately prior to the fiscal year in which the Date of Termination occurs, or (D) the average of the annual bonus payments made to the Executive with respect to the three fiscal years immediately prior to the fiscal year in which the Date of Termination occurs (or such shorter period as the Executive has been employed by the Company), multiplied by two; and

(iii) Pay the Executive his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination, including (A) any expenses owed pursuant to Section 5(c) (which amounts shall be paid in a lump sum within 10 days of such Date of Termination), (B) all Base Salary accrued and unpaid as of the Date of Termination, (C) any unpaid accrued vacation, and (D) amounts under any compensation or benefit plan or program of the Company, at the time, if any, such payments are payable to the Executive under the terms of such plan in light of the circumstances in which such termination occurred, and the Company shall, thereafter, have no further obligations to the Executive under this Agreement.

8. Covenant Not to Compete.

(a) Covenant Not to Compete. The Executive acknowledges that, as a key management employee, the Executive will be involved, on a high level, in the development, implementation and management of the Company’s strategies and plans, including those which involve the Company’s finances, research, marketing, planning, operations, industrial relations and acquisitions, and that he will have access to Confidential Information, as defined in Section 9. By virtue of the Executive’s unique and sensitive position and special background, employment of the Executive by a competitor of the Company represents a serious competitive danger to the Company, and the use of the Executive’s talent and knowledge and information about the Company’s business, strategies and plans can and would constitute a valuable competitive advantage over the Company. In view of the foregoing, the Executive covenants and agrees that, if the Executive’s employment is terminated (i) by the Company in breach of this Agreement, (ii) pursuant to an event constituting Good Reason or (iii) under any other circumstances, then, for a period of one year in the case of clauses (i) and (ii) of this sentence, and for a period of two years in the case of clause (iii) of this sentence, after the Date of Termination (the “Non-Compete Period”), the Executive will not engage or be engaged, in any capacity, directly or indirectly, including but not limited to, as an employee, agent, consultant, manager, executive, owner or stockholder (except as a passive investor holding less than a 5% equity interest in any enterprise) in any business entity anywhere in North America that is engaged in direct competition with any business of the Company on the Date of Termination which had revenues of ten percent (10%) or more of the Company’s consolidated revenues for the four most completed fiscal quarters (a business meeting this requirement shall be referred to as a “Competitor”).

If any court determines that the covenant not to compete contained in this Section 8, or any part hereof, is unenforceable, such court shall have the power to reduce the duration or scope of such provision, or make any other changes, provided that such changes are as close to the terms hereof as possible and, in its reduced form, such provision shall then be enforceable.

(b) Non-Solicitation of Employees. Executive agrees that, during the Non-Compete Period, he shall not, without the prior written consent of the Company, solicit any current employee of the Company or any of its subsidiaries, or any individual who becomes an employee at or before the Date of Termination, to leave such employment and join or become affiliated with any business that is, during the Non-Compete Period, a Competitor.

(c) Survival of Non-Compete Terms. The provisions set forth in this Section 8 shall survive termination of this Agreement.

9. Confidentiality. The Executive recognizes that he will have access to confidential information, trade secrets, proprietary methods and other data which are the property of and integral to the operations and success of Company (“Confidential Information”) and therefore agrees to be bound by the provisions of this Section 9, which both Company and Executive agree and acknowledge to be reasonable and to be necessary to the Company. In recognition of this fact, the Executive agrees that the Executive will not disclose any Confidential Information

(except (i) information which becomes publicly available without violation of this Agreement, (ii) information which the Executive did not know and should not have known was disclosed to the Executive in violation of any other person’s confidentiality obligation and (iii) disclosure required in connection with any legal process (after giving the Company the opportunity to dispute such requirement)) to any person, firm, corporation, association or other entity, for any reason or purpose whatsoever, nor shall the Executive make use of any such information for the benefit of any person, firm, corporation or other entity except the Company. The Executive’s obligation to keep all of such information confidential shall be in effect during and for a period of two years after the Date of Termination; provided, however, that the Executive will keep confidential and will not disclose any trade secret or similar information protected under law as intangible property (subject to the same exceptions set forth in the parenthetical clause above) for so long as such protection under law is extended.

10. Binding Agreement. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate. Any successor or acquiror of the Company shall assume this Agreement.

11. Notice. Notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered, if delivered personally, or (unless, otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, and when received if delivered otherwise, addressed as follows:

If to the Executive:

Glen T. Karan

322 Dickinson Street

Johnstown, PA 15901

If to the Company:

FreightCar America, Inc.

Two North Riverside Plaza

Suite 1250

Chicago, IL 60606

Attn: President

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12. General Provisions. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois without regard to its conflicts of law principles.

13. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

16. Irreparable Harm. The Executive acknowledges that: (i) the Executive’s compliance with this Agreement is necessary to preserve and protect the proprietary rights, Confidential Information and the goodwill of the Company and its subsidiaries as going concerns; (ii) any failure by the Executive to comply with the provisions of this Agreement will result in irreparable and continuing injury for which there will be no adequate remedy at law; and (iii) in the event that the Executive should fail to comply with the terms and conditions of this Agreement, the Company shall be entitled, in addition to such other relief as may be proper, to all types of equitable relief (including, but not limited to, the issuance of an injunction and/or temporary restraining order preventing Executive from violating any provision of Sections 8 and 9 of this Agreement) as may be necessary to cause the Executive to comply with this Agreement, to restore to the Company its property, and to make the Company whole.

17. Consent to Jurisdiction and Forum; Legal Fees and Costs. The Company and the Executive hereby expressly and irrevocably agree that any action, whether at law or in equity, arising out of or based upon this Agreement or the Executive’s employment by the Company shall only be brought in a federal or state court located in Chicago, Illinois. The Executive hereby irrevocably consents to personal jurisdiction in such court and to accept service of process in accordance with the provisions of such court. In connection with any dispute arising out of or based upon this Agreement or the Executive’s employment by the Company, each party shall be responsible for its or his own legal fees and expenses and all court costs shall be shared equally by the Company and the Executive unless the court apportions such legal fees or court costs in a different manner.

18. Withholding. All payments made to the Executive pursuant to this Agreement shall be subject to applicable withholding taxes, if any, and any amount so withheld shall be deemed to have been paid to the Executive for purposes of amounts due to the Executive under this Agreement.

19. Removal from any Boards and Positions. If the Executive’s employment is terminated for any reason under this Agreement, he shall be deemed to resign (i) if a member, from the Board or board of directors of any affiliate or any other board to which he has been appointed or nominated by or on behalf of the Company and (ii) from any position with the Company or any affiliate, including, but not limited to, as an officer of the Company or any of its affiliates.

20. Insurance; Indemnification. During the Term and through at least the fifth anniversary of the Executive’s termination of employment from the Company, the Company agrees to maintain the Executive as an insured party on all directors’ and officers’ insurance maintained by the Company for the benefit of its directors and officers on at least the same basis as all other covered individuals and provide the Executive with at least the same corporate indemnification as its officers.

21. Voluntary Agreement. The Executive and the Company represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement. Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement, with the legal, tax and other advisor and advisors of such party’s choice before executing this Agreement, and have been fully advised as to same. This Agreement has been fully and freely negotiated by the parties hereto, shall be considered as having been drafted jointly by the parties hereto, and shall be interpreted and construed as if so drafted, without construction in favor of or against any party on account of its or his participation in the drafting hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

FREIGHTCAR AMERICA, INC.

/s/ Glen T. Karan	By:	/s/ John E. Carroll, Jr.
Glen T. Karan		Name:	John E. Carroll, Jr.
		Title:	President